Exhibit 99.1

MELA Sciences Announces First Quarter 2013 Financial Results

IRVINGTON, NY, April 30, 2013 — MELA Sciences, Inc. (NASDAQ: MELA), the medical device company that has developed and is commercializing MelaFind®, today announced financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Performance Highlights:

•	Ended the first twelve months of the MelaFind commercial launch with significant national distribution by having placements in 28 states in the US and 21 cities in Germany.

•	63% of US population within 75 miles of a MelaFind practice;

•	Launched national ongoing PR campaign.

•	Began concentrated effort on system usage, the second phase of our two-phase commercial launch while continuing our phase one efforts to enhance a firm and growing customer base.

•	Ended the first quarter with signed user agreements for 138 MelaFind systems in the US and Germany;

•	Ended the first quarter with an installed base of 126 MelaFind systems in the US and Germany and continue to work with dermatology customers to successfully incorporate MelaFind into their practices;

•	In discussions with over 140 additional dermatologist practices that either have a user agreement currently under evaluation, or have been classified as “highly interested” by the Company.

•	Successful dermatology meetings in the US and Germany:

•	American Academy of Dermatology (AAD) meeting in Miami, March 1st – 4th.

•	MelaFind data were presented at ten podium presentations;

•	Experienced strong booth traffic with over 650 dermatologists engaged to learn more about MelaFind; 350 of which received in-depth demonstrations.

•	Fachtagung: Dermatologische Praxis 2013 meeting, Frankenthal, Germany March 15-17.

•	76 in-depth demonstrations;

•	MelaFind workshop with 110 attendees.

•	Introduced additional pricing models to increase patient access and simplicity for practices.

•	Per session model; per lesion model, and monthly use options.

•	Increased public relations initiatives to promote patient awareness and increased usage.

•	MelaFind appearance on The View as well as local new stations by dermatologists in the US and Germany;

•	Expanded distribution of in-office literature, website content, and posters for dermatologists to better educate patients about MelaFind.

“We have now completed our first year on the market with MelaFind, and we are pleased to report that we have established a significant nation-wide customer base in the US and Germany, enabling us to move forward confidently with our commercialization plans. We have now begun phase two of our launch – with increased focus on patient awareness and engagement, as well as system usage, and we believe that our efforts are starting to yield results– usage represented 36% of our recognized revenue in the first quarter, up from 25% in the fourth quarter of 2012,” said Dr. Joseph V. Gulfo, President and CEO of MELA Sciences. “We look forward to continuing phase two of our launch as we build upon a robust and growing base of customers and drive our business.”

MelaFind is the Company’s breakthrough non-invasive and objective automated point of care system for use when a dermatologist chooses to obtain additional information for a decision to biopsy clinically atypical pigmented skin lesions with one or more clinical or historical characteristics of melanoma.

First Quarter 2013 Financial Results

Revenues for the three months ended March 31, 2013 were $144,100 compared to $11,250 reported for the same period in 2012. Deferred revenues reported as of March 31, 2013 were $392,250 versus deferred revenue of $17,250 reported as of March 31, 2012. Revenues were based on the installation of 31 MelaFind systems and do not account for 12 additional user agreements that were signed in the first quarter of 2013 that are pending installation, scheduling, and training of staff. Deferred revenues reflect the timed recognition of the installation fee revenue over the term of the user agreement which is generally two years.

The Company’s net loss for the three months ended March 31, 2013 was $6.5 million, or $0.17 per diluted share, compared to a net loss of $5.8 million, or $0.19 per diluted share, for the same period in 2012. The increase in the net loss was primarily attributable to Selling, General and Administrative expenses related to the expansion of the Company’s sales force and the Company’s incremental marketing costs as well as the increase in direct costs associated with the placement of MelaFind systems in dermatologists’ offices.

As of March 31, 2013, the Company’s cash and cash equivalents were $21.6 million.

Conference Call

MELA Sciences will host a conference call today at 4:30 PM EST to discuss first quarter 2013 quarterly results. To participate in the call, dial 1-877-303-9205 approximately 10 minutes before the conference call is scheduled to begin. To listen via live webcast, please go to the investor relations section of the MELA Sciences website at http://www.melasciences.com approximately 10 minutes prior to the teleconference start time. If you are unable to participate during the live conference call and webcast, the conference call audio cast will be archived and available for replay for approximately 90 days.

About MELA Sciences, Inc.

MELA Sciences is a medical device company focused on the commercialization of its flagship product, MelaFind®, and its further design and development. MelaFind is a non-invasive tool to provide additional information to dermatologists during melanoma skin examinations. The device uses light from visible to near-infrared wavelengths to evaluate skin lesions up to 2.5 mm beneath the skin. The device provides information on a lesion’s level of morphologic disorganization to provide additional objective information that may be used by dermatologists in the biopsy decision-making process. MelaFind has been approved by the US Food and Drug Administration for use in the US. In addition, MelaFind has received CE Mark approval and is approved for use in the European Union.

For more information on MELA Sciences, visit www.melasciences.com.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes,” “assumes,” “predicts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties facing the company such as those set forth in its reports on Forms 10-Q and 10-K filed with the US Securities and Exchange Commission (the “SEC”). Factors that might cause such a difference include whether MelaFind® achieves market acceptance. Given the uncertainties affecting companies in the medical device industry such as the Company, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The Company urges you to carefully review and consider the disclosures found in its filings with the SEC which are available at www.sec.gov and www.melasciences.com.

For further information contact:

For Investors

Lynn Pieper

Westwicke Partners

415-202-5678

For Media

Claudia Beqaj

PR@melasciences.com

TABLES TO FOLLOW

MELA SCIENCES, INC.

CONDENSED BALANCE SHEETS

	March 31, 2013	December 31, 2012
	(unaudited)	*
ASSETS
Current Assets:
Cash and cash equivalents	$21,647,046	$7,861,524
Accounts receivable, net	169,403	179,956
Inventory	436,960	675,602
Prepaid expenses and other current assets	876,451	965,624

Total Current Assets	23,129,860	9,682,706
Property and equipment, net	8,495,801	7,349,531
Patents and trademarks, net	45,602	47,308
Deferred financing costs	79,877	106,141
Other assets	84,127	84,127

Total Assets	$31,835,267	$17,269,813

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable (includes related parties of $59,750 and $59,689 as of March 31, 2013 and December 31, 2012, respectively)	$1,085,037	$1,850,102
Accrued expenses	887,314	956,541
Deferred placement revenue	230,779	171,726
Other current liabilities	60,596	40,811

Total Current Liabilities	2,263,726	3,019,180

Long Term Liabilities:
Deferred placement revenue	161,471	131,651
Loan payable	5,286,037	—
Warrant liability	547,150	—
Long-term interest payable	7,417	—
Deferred rent	137,859	143,772

Total Long Term Liabilities	6,139,934	275,423

Total Liabilities	$8,403,660	$3,294,603

Stockholders’ Equity
Preferred stock — $.10 par value; authorized 10,000,000 shares; issued and outstanding: none
Common stock — $.001 par value; authorized 45,000,000 shares; issued and outstanding 43,037,144 shares at March 31, 2013 and 32,204,720 at December 31, 2012	43,037	32,205
Additional paid-in capital	172,100,055	156,142,873
Accumulated deficit	(148,711,485)	(142,199,868)

Stockholders’ Equity	23,431,607	13,975,210

Total Liabilities and Stockholders’ Equity	$31,835,267	$17,269,813

*	Derived from the audited balance sheet as of December 31, 2012

MELA SCIENCES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended March 31,
	2013	2012
Revenue	$144,100	$11,250
Cost of revenue	1,080,263	130,410

	(936,163)	(119,160)
Operating expenses:
Research and development	1,262,001	2,434,758
General and administrative	4,287,228	3,217,491

Operating loss	(6,485,392)	(5,771,409)
Interest income	(2,105)	(13,384)
Interest expense	48,763	—
Change in fair value of warranty liability	(15,433)	—
Other income, net	(5,000)	(5,000)

Net loss	$(6,511,617)	$(5,753,025)

Basic and diluted net loss per common share	$(.17)	$(0.19)

Basic and diluted weighted average number of common shares outstanding	39,233,943	30,313,905

MELA SCIENCES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(6,511,617)	$(5,753,025)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	496,733	148,044
Allowance for uncollectible accounts	40,000	—
Non-cash interest expense	14,101	—
Change in fair value of warrant liability	(15,433)	—
Write-off of unamortized financing costs	41,166	—
Non-cash compensation	268,381	347,618
Changes in operating assets and liabilities:
Increase in accounts receivable	(29,447)	(12,078)
Decrease (increase) in inventory	238,642	(310,090)
Decrease in prepaid expenses and other current assets	89,173	155,071
(Decrease) increase in accounts payable and accrued expenses	(834,292)	75,391
(Decrease) increase in deferred rent	(5,913)	1,389
Increase in deferred placement revenue	88,873	17,250
Increase in long-term interest payable	7,417
Increase in other current liabilities	19,785	13,887

Net cash used in operating activities	(6,092,431)	(5,316,543)

Cash flows from investing activities:
Purchases of property and equipment	(1,641,297)	(408,079)

Net cash used in investing activities	(1,641,297)	(408,079)

Cash flows from financing activities:
Proceeds from borrowings and issuance of warrant	6,000,000	—
Expenses related to borrowing and issuance of warrant	(245,358)
Proceeds from exercise of stock options	18,059	33,310
Net proceeds from public offerings	15,746,549	(4,293)

Net cash provided by financing activities	21,519,250	29,017

Net increase (decrease) in cash and cash equivalents	13,785,522	(5,695,605)
Cash and cash equivalents at beginning of period	7,861,524	27,996,871

Cash and cash equivalents at end of period	$21,647,046	$22,301,266

Supplemental disclosure of cash flow information:
Non-cash investing activity:
Amortization of deferred financing costs	$41,166	—
Reclassification of MelaFind® components from other assets to property and equipment	$—	$522,014